UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 23, 2021

TONIX PHARMACEUTICALS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-36019	26-1434750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Main Street, Suite 101, Chatham, New Jersey 07928

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (862) 904-8182

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TNXP	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On February 23, 2021, Tonix Pharmaceuticals Holding Corp. (the “Company”) entered into employment agreements with each of Jessica Morris, the Company’s Chief Operating Officer (the “Morris Employment Agreement”), and Bradley Saenger, the Company’s Chief Financial Officer (the “Saenger Employment Agreement”).

Pursuant to the Morris Employment Agreement, Ms. Morris will receive an annual base salary of $425,000 and is eligible for an annual bonus. The Morris Employment Agreement has an initial term of one year and automatically renews for successive one year terms unless either party delivers written notice not to renew at least 60 days prior to the end of the then current term. The Morris Employment Agreement further provides that in the event the Company terminates Ms. Morris’s employment without “cause” (as defined in the Morris Employment Agreement) or Ms. Morris resigns for “good reason” (as defined in the Morris Employment Agreement), Ms. Morris is entitled to the following payments and benefits: (1) her fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other benefits, if any, under any group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other group benefit plan to which Ms. Morris may be entitled to under the terms of such plans or agreements; (2) a lump sum cash payment in an amount equal to 12 months of her base salary as in effect immediately prior to the date of termination; (3) continuation of health benefits for Ms. Morris and her eligible dependents for a period of 12 months following the date of termination; and (4) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards that would have vested over the 12-month period following termination had Ms. Morris remained continuously employed by the Company during such period. Further, if Ms. Morris’s employment is terminated as a result of death or permanent disability, Ms. Morris or her estate, as applicable, is entitled to her fully earned but unpaid base salary through the end of the month in which termination occurs at the rate then in effect.

Pursuant to the Saenger Employment Agreement, Mr. Saenger will receive an annual base salary of $425,000 and is eligible for an annual bonus. The Saenger Employment Agreement has an initial term of one year and automatically renews for successive one year terms unless either party delivers written notice not to renew at least 60 days prior to the end of the then current term. The Saenger Employment Agreement further provides that in the event the Company terminates Mr. Saenger’s employment without “cause” (as defined in the Saenger Employment Agreement) or Mr. Saenger resigns for “good reason” (as defined in the Saenger Employment Agreement), Mr. Saenger is entitled to the following payments and benefits: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other benefits, if any, under any group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other group benefit plan to which Mr. Saenger may be entitled to under the terms of such plans or agreements; (2) a lump sum cash payment in an amount equal to 12 months of his base salary as in effect immediately prior to the date of termination; (3) continuation of health benefits for Mr. Saenger and his eligible dependents for a period of 12 months following the date of termination; and (4) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards that would have vested over the 12-month period following termination had Mr. Saenger remained continuously employed by the Company during such period. Further, if Mr. Saenger’s employment is terminated as a result of death or permanent disability, Mr. Saenger or his estate, as applicable, is entitled to his fully earned but unpaid base salary through the end of the month in which termination occurs at the rate then in effect.

The foregoing descriptions of the Morris Employment Agreement and Saenger Employment Agreement are intended to be summaries and are qualified in their entirety by reference to such documents, which is attached as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit No.	Description.

	10.01	Employment Agreement, dated February 23, 2021, between the Company and Jessica Morris
	10.02	Employment Agreement, dated February 23, 2021, between the Company and Bradley Saenger

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TONIX PHARMACEUTICALS HOLDING CORP.

Date: February 26, 2021	By:	/s/ Bradley Saenger
Bradley Saenger
Chief Financial Officer